NORDION
                                                              INTERNATIONAL INC.


Via Fax:  813 754-7506



December 13, 1995


Mr. Sam Whitney
Food Technology Service, Inc.
Suite 3
1801 Thonotosassa Road
Plant City, Florida
33566


Dear Sam:

This letter is to clarify that our letter of November 23, 1994 not only agreed to extension of the date for principal repayment but also extension of the date upon which interest becomes payable In particular, while interest accrues, as agreed, it will not be payable until January 4, 1996.

Yours truly,



Frank M. Fraser
Vice-President
Market Development Division